Exhibit 99.1

Acadia Realty Trust Reports Third Quarter 2008 Operating Results

NEW YORK--(BUSINESS WIRE)--October 29, 2008--Acadia Realty Trust (NYSE: AKR – “Acadia” or the “Company”), a real estate investment trust (“REIT”), today reported operating results for the quarter ended September 30, 2008. All per share amounts discussed below are on a fully diluted basis.

Third Quarter 2008 Highlights

Earnings – 2008 third quarter FFO of $0.28 and EPS of $0.13

  Funds from operations (“FFO”) per share of $0.28 for the third quarter 2008 compared to $0.39 for third quarter 2007, as adjusted, and FFO of $1.08 for the nine months ended September 30, 2008 compared to $1.01 for the nine months ended September 30, 2007, as adjusted
  Earnings per share (“EPS”) from continuing operations for third quarter 2008 of $0.13 compared to $0.23 for third quarter 2007 and EPS of $0.65 for the nine months ended September 30, 2008 compared to $0.38 for the nine months ended September 30, 2007

Outlook – Company reaffirms earnings guidance for 2008

  The Company reaffirms its 2008 annual FFO guidance range of $1.30 to $1.35 per share; EPS is currently projected to range from $1.05 to $1.15

Balance sheet – strong liquidity and access to capital

  Cash on hand and availability under current facilities totaling $94 million at September 30, 2008
  91% of the Company’s core portfolio debt is fixed-rate with no maturities until December 2011
  Approximately $400 million of available Fund III committed equity for future acquisitions

Core portfolio remains solid

  Same store net operating income increased 1.7% and 3.2% for the quarter and nine months ended September 30, 2008 compared to same periods in 2007, respectively
  September 30, 2008 occupancy at 93.8% versus 93.9% at June 30, 2008
  Rent increases of 16% on new and renewal leases that commenced during the third quarter over the previous rents

Progress on Urban Development Program

  Executed an agreement with BJ’s Wholesale Club, Inc. to anchor the retail component of Fund II’s Pelham Manor Shopping Plaza redevelopment project

RCP Venture –Albertsons distributions

  Recognized income of $1.0 million, net of taxes and after allocations to minority interests, in connection with distributions from Albertsons investment

Three and Nine Months ended September 30, 2008 Operating Results

For the quarter ended September 30, 2008, FFO was $9.6 million, or $0.28 per share, compared to $13.1 million, or $0.39 per share for the quarter ended September 30, 2007. For the nine months ended September 30, 2008, FFO was $36.3 million, or $1.08 per share, compared to $34.1 million, or $1.01 per share for the nine months ended September 30, 2007. FFO for 2007 was adjusted as previously disclosed to include the extraordinary gain from the Company’s RCP Venture investments as discussed in Note 4 to the Financial Highlights included herein.

EPS and EPS from continuing operations for the third quarter 2008 were $0.15 and $0.13, respectively, compared to $0.26 and $0.23, respectively, for the third quarter 2007. For the nine months ended September 30, 2008, EPS and EPS from continuing operations were $0.96 and $0.65, respectively, compared to $0.55 and $0.38, respectively, for the nine months ended September 30, 2007.

The following are the key factors contributing to the $0.10 decrease in EPS from continuing operations for the third quarter 2008 compared with the third quarter 2007:

  $0.08 decrease in promote and pro-rata share of income from Fund I capital transactions
  $0.03 reduction in transactional fee income earned from the opportunity funds that the Company invests in and manages (the “Funds”). The fees earned from the Funds are eliminated in consolidation, and recognized through a reduction in minority interest expense.
  $0.03 of additional general and administrative expense
  Partially offsetting these was a $0.04 increase in interest income as a result of additional 2008 mezzanine financing investments

The key factors in comparing EPS for the nine months ended September 30, 2008 with the nine months ended September 30, 2007 are as follows:

  The $0.27 increase in EPS from continuing operations for 2008 resulted primarily from 2008 lease termination income, net of minority interests’ share, of $0.14, an increase in transactional fee income earned from the Funds of $0.12 and additional income related to the Company’s RCP investments of $0.06. These were partially offset by $0.08 of additional general and administrative expense in 2008.
  Income from discontinued operations increased $0.25 primarily as a result of the gain recognized from the sale of the Village Apartments during 2008.
  Income from extraordinary item for 2007 of $0.11 was related to the Company’s investment in Albertson’s through its RCP Venture.

Strong Balance Sheet – Available Liquidity

Acadia continues to maintain conservative balance sheet metrics, strong liquidity, access to capital through its Funds and limited debt maturities at September 30, 2008 as evidenced by the following:

  Excluding cash and credit facility availability within the Funds, the Company had total liquidity of $94 million, comprised of $41 million of cash and $53 million available under existing lines of credit as of September 30, 2008
  Approximately $400 million of available Fund III committed equity
  91% of the Company’s core portfolio debt is fixed-rate. Including the Company’s pro-rata share of Fund debt, 83% is fixed-rate
  No core portfolio mortgage debt maturing until December 2011

Retail Portfolio Performance Remains Solid

For the quarter ended September 30, 2008, same store net operating income (“NOI”) for the core portfolio increased 1.7% from third quarter 2007. For the nine months ended September 30, 2008, same store NOI for the core portfolio increased 3.2%.

Acadia’s core portfolio occupancy, including the Company’s pro-rata share of its joint venture properties, but excluding the Funds, was 93.8% as of September 30, 2008. This represents a decrease of 10 basis points from 93.9% occupancy at June 30, 2008 and a decrease of 20 basis points from September 30, 2007 occupancy of 94.0%.

Acadia’s combined portfolio occupancy, including its pro-rata share of its joint venture properties and its Funds, was 93.6% as of September 30, 2008. This represents a decrease of 10 basis points from 93.7% occupancy at June 30, 2008 and a decrease of 20 basis points from September 30, 2007 occupancy of 93.8%.

During the third quarter of 2008, the Company realized an average rent increase of 16% in its core portfolio on new and renewal leases totaling 158,000 square feet, representing 3% of the core portfolio’s gross leasable area. Including the effect of the straight-lining of rents, the Company realized average rent increases of 27% on new and renewal leases with respect to its core portfolio.

External Growth Initiatives

Fund II

Pelham Manor, Westchester, New York

During the quarter, the Company, on behalf of Fund II, entered into an agreement with BJ’s Wholesale Club, Inc. (“BJ’s Wholesale”) to anchor the retail component of Fund II’s Pelham Manor Shopping Plaza redevelopment project located in Pelham Manor, New York. BJ’s Wholesale Club replaces Home Depot as the anchor tenant at the project. With the current quarter’s completion of leases with BJ’s Wholesale for 129,000 square feet and Michaels Arts and Crafts for 21,000 square feet, Fund II has completed the anchor tenant leasing at this redevelopment project.

Fund III

Fund III was launched in 2007 with $503 million of committed capital, which is expected to enable the Fund to acquire or develop approximately $1.5 billion of assets on a leveraged basis. To date, Fund III has invested approximately $100 million in three projects. During the quarter, Fund III made a $10 million first mortgage loan, which is collateralized by a property located on Long Island, New York. The term of the loan is for a period of two years, and the effective annual return is expected to be approximately 14% on an unleveraged basis.

RCP Venture

Albertsons

During the quarter, Fund II recognized income of $7.9 million in connection with distributions from its Albertsons investment. Acadia’s share, after allocation to minority interests, was $1.0 million, net of taxes.

Additional Opportunistic Investments

New York City Mezzanine Investment

During the quarter, Acadia made a $34 million mezzanine loan, which is collateralized by a mixed-use retail and residential development at 72nd Street and Broadway on the Upper West Side of Manhattan. The term of the loan is for a period of three years, and the effective annual return is expected to be in excess of 20%.

Outlook

Reaffirms Earnings Guidance for 2008

The Company reaffirms its 2008 annual FFO guidance range of $1.30 to $1.35 per share. EPS is currently projected to range from $1.05 to $1.15.

Current Economic Environment

To date, Acadia’s business remains on track. To the extent that the current economic conditions continue and/or worsen over an extended period of time, they could have an adverse impact on the Company, including, but not limited to, its core portfolio occupancy and net operating income, availability of debt financings, external growth initiatives including current and future mezzanine investments, as well as transactional income primarily from Acadia’s Opportunity Funds.

Management Comments

“We are pleased with our current quarter results,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “However, we are acutely aware of the current distress in the capital markets and the clear signs that the consumer is cutting back wherever possible. No business or portfolio is immune to these economic forces. We have used the last five years of economic expansion and prosperity to reposition our portfolio; shifting our assets to high barrier-to-entry and supply constrained markets. We have also worked diligently to fortify our balance sheet and to create discretionary equity funds to enable us to continue to execute our business plan and to capitalize on possible opportunities.”

Investor Conference Call

Management will conduct a conference call on Thursday, October 30, 2008 at 12:00 ET to review the Company's earnings and operating results. The live conference call can be accessed by dialing 1-866-203-3436 (internationally 617-213-8849). The pass code is “Acadia”. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888), and the passcode will be 35060257. The phone replay will be available through Thursday, November 6, 2008.

Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail and mixed-use properties including neighborhood and community shopping centers located in dense urban and suburban markets in major metropolitan areas.

Certain matters in this press release, including statements relating to our future operating results, may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding our future earnings, estimates regarding the timing of completion of, and costs relating to, our real estate redevelopment projects. Factors that could cause our forward-looking statements to differ from our future results include, but are not limited to, those discussed under the headings “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s most recent annual report on Form 10-K filed with the SEC on February 29, 2008 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the Company’s reliance on revenues derived from major tenants; (ii) the Company’s limited control over joint venture investments; (iii) the Company’s partnership structure; (iv) real estate and the geographic concentration of our properties; (v) market interest rates; (vi) leverage; (vii) liability for environmental matters;(viii) the Company’s growth strategy; (ix) the Company’s status as a REIT (x) uninsured losses and (xi) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights (1)
For the Quarters and Nine Months ended September 30, 2008 and 2007
(dollars in thousands, except per share data)

	For the quarters ended		For the nine months ended
	September 30,		September 30,
Revenues	2008	2007	2008	2007
Minimum rents	$18,351	$16,077	$56,605	$47,054
Percentage rents	75	74	257	278
Expense reimbursements	3,856	3,260	10,992	8,569
Lease termination income (expense)	(523)	--	23,977	--
Other property income	386	281	841	522
Management fee income	600	1,594	3,026	3,406
Interest income	4,580	2,586	9,257	7,662
Other	--	--	--	165
Total revenues	27,325	23,872	104,955	67,656
Operating expenses
Property operating	4,884	2,775	14,018	8,682
Real estate taxes	3,053	2,410	8,524	6,533
General and administrative	7,138	5,336	19,871	16,326
Depreciation and amortization	8,295	5,967	22,199	17,572
Total operating expenses	23,370	16,488	64,612	49,113
Operating income	3,955	7,384	40,343	18,543
Gain on sale of land	--	--	763	--
Equity in earnings of unconsolidated affiliates	6,664	545	24,368	4,258
Interest expense and other finance costs	(7,563)	(5,632)	(20,455)	(16,624)
Minority interest	1,271	4,963	(21,064)	6,692
Income from continuing operations before income taxes	4,327	7,260	23,955	12,869
Income taxes	(191)	191	(2,391)	(244)
Income from continuing operations	4,136	7,451	21,564	12,625

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights (1)
For the Quarters and Nine Months ended September 30, 2008 and 2007
(dollars in thousands, except per share data)

	For the quarters ended		For the nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Discontinued operations:
Operating income from discontinued operations	868	250	3,096	1,980
Gain on sale of property	--	--	7,182	--
Minority interest	(17)	(5)	(201)	(39)
Income from discontinued operations	851	245	10,077	1,941
Net income before extraordinary item	4,987	7,696	31,641	14,566

Extraordinary item:
Share of extraordinary gain from investment in unconsolidated affiliate	--	6,510	--	30,200
Minority interest	--	(5,208)	--	(24,167)
Income taxes	--	(508)	--	(2,356)
Income from extraordinary item	--	794	--	3,677
Net income	$4,987	$8,490	$31,641	$18,243

Net income per Common Share – Basic
Net income per Common Share – Continuing operations	$0.13	$0.23	$0.66	$0.39
Net income per Common Share – Discontinued operations	0.02	0.01	0.31	0.06
Net income per Common Share – Extraordinary item	--	0.02	--	0.11
Net income per Common Share	$0.15	$0.26	$0.97	$0.56
Weighted average Common Shares	32,558	32,372	32,513	32,290

Net income per Common Share – Diluted [2]
Net income per Common Share – Continuing operations	$0.13	$0.23	$0.65	$0.38
Net income per Common Share – Discontinued operations	0.02	0.01	0.31	0.06
Net income per Common Share – Extraordinary item	--	0.02	--	0.11
Net income per Common Share	$0.15	$0.26	$0.96	$0.55
Weighted average Common Shares	33,079	32,957	33,050	32,961

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights (1)
For the Quarters and Nine Months ended September 30, 2008 and 2007
(dollars in thousands, except per share data)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS AND ADJUSTED
FUNDS FROM OPERATIONS (3)

	For the quarters ended		For the nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income	$4,987	$8,490	$31,641	$18,243

Depreciation of real estate and amortization of leasing costs (net of minority interests' share):
Consolidated affiliates	3,996	3,870	10,532	13,825
Unconsolidated affiliates	439	349	1,323	1,337
(Gain) loss on sale (net of minority interests' share):
Consolidated affiliates	--	241	(7,182)	241
Unconsolidated affiliates	23	--	(565)	--

Income attributable to minority interest in Operating Partnership	104	188	546	416

Distributions – Preferred OP Units	6	5	16	18

Extraordinary item (net of minority interests' share and income taxes)	--	(794)	--	(3,677)
Funds from operations	9,555	12,349	36,311	30,403
Add back: Extraordinary item, net [4]	--	794	--	3,677
Funds from operations, adjusted for extraordinary item	$9,555	$13,143	$36,311	$34,080
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units [5]	33,751	33,599	33,697	33,629
Funds from operations, adjusted, per share	$0.28	$0.39	$1.08	$1.01

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights (1)
For the Quarters and Nine Months ended September 30, 2008 and 2007
(dollars in thousands)
RECONCILIATION OF OPERATING INCOME TO NET PROPERTY
OPERATING INCOME ("NOI")(3)

	For the quarters ended		For the nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating income	$3,955	$7,384	$40,343	$18,543

Add back:
General and administrative	7,138	5,336	19,871	16,326
Depreciation and amortization	8,295	5,967	22,199	17,572

Less:
Management fee income	(600)	(1,594)	(3,026)	(3,406)
Interest income	(4,580)	(2,586)	(9,257)	(7,662)
Lease termination income	523	--	(23,977)	--

Straight line rent and other adjustments	(1,752)	(1,249)	(1,968)	136

Consolidated NOI	12,979	13,258	44,185	41,509

Minority interest in NOI	658	876	(3,088)	(495)
Pro-rata share of NOI	$13,637	$14,134	$41,097	$41,014
SELECTED BALANCE SHEET INFORMATION

	As of
	September 30, 2008	December 31, 2007

Cash and cash equivalents	$61,476	$123,343
Rental property, at cost	1,042,195	794,287
Total assets	1,293,595	999,012
Notes payable	744,697	517,903
Total liabilities	814,724	587,165

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as minority interest in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

4 The extraordinary item represents the Company’s share of estimated extraordinary gain related to its investment in Albertson’s. The Albertson’s entity has recorded an extraordinary gain in connection with the allocation of purchase price to assets acquired. The Company considers this as an investment in an operating business as opposed to real estate. Accordingly, all gains and losses from this investment are included in FFO, which management believes provides a more accurate reflection of the operating performance of the Company.

5 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 648 and 642 OP Units into Common Shares for the quarters ended September 30, 2008 and 2007, respectively, and 647 and 642 OP Units into Common Shares for the nine months ended September 30, 2008 and 2007, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for the quarters ended September 30, 2008 and 2007, respectively, and the conversion of Preferred OP Units into 25 and 81 Common Shares for the nine months ended September 30, 2008 and 2007, respectively. In addition, diluted FFO also includes the effect of employee share options of 520 and 560 Common Shares for the quarters ended September 30, 2008 and 2007, respectively, and 512 and 616 Common Shares for the nine months ended September 30, 2008 and 2007, respectively.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100